Media:	Investors:
Thomas Furr Smart Online Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com

Smart Online Unveils Two New Software-as-Services Application Suites based on its
Leading OneBizSM Small Business Application Platform

New On-Demand Application Packages Tailored to the
Needs of New and Growing Small Businesses

RESEARCH TRIANGLE PARK, N.C., November 14, 2005 — Smart Online Inc. (OTCBB: SOLN), a leading provider of Software-as-Services (SaS) for the small business (SB) market, unveiled two new application suites based on the next generation of its Net-native OneBizSM Platform. Both on-demand application packages enable small business owners or workgroups to securely enter and manage their business information, and have data available across applications in real-time. An easy-to-use “Dashboard” provides a single view of daily business activities and information. Users can now gain managerial control of their on-going business operations, efficiently streamline processes, and make faster, more well-informed decisions. The new “Start” and “Grow” online application suites tailored for new or growing businesses are available now for a free trial period followed by a low monthly subscription price by accessing http://www.smartonline.com.

Smart Online’s “Start” application suite provides new business owners with the applications and tools needed to successfully and efficiently start their businesses. This package includes Smart Online’s Accounting application, Contact Management, Calendar, Shipping, Business Plan application, and Incorporation services, among others. Smart Online’s “Grow” application suite is designed for companies that are entering the next phase of their business, as they add new employees, customers or increase sales activities. The “Grow” package includes all the applications available in “Start”, plus the Human Resources management application and Smart Online’s Business Tools. The “Grow” suite will also include Sales Force Automation (SFA), Customer Relationship Management (CRM) applications and eCommerce in 2006.

“Smart Online has been focused on the small business market for 12 years and has been delivering Software-as-Services small business applications and tools for nearly seven years—in that time we’ve built a robust platform and have fine-tuned our applications to address small businesses’ need for simple, easy and affordable applications to run their businesses,” said Michael Nouri, president & CEO, Smart Online Inc. “Utilizing Smart Online’s new application suites, small business owners can securely manage their daily business operations. These applications are accessible anywhere, without the need for IT infrastructure, lowering total cost of ownership, and allowing our customers to focus on revenue generation.”

“IDC forecasts the U.S. market for on-demand services to reach $8.3 billion in 2009, yet to date, most small businesses address business processes one at a time with separate, non-integrated applications,” said Raymond Boggs, vice president, Small/Medium Business and Home Office Research, IDC. “Solutions like those offered by Smart Online, which provide flexible, easy-to-use capabilities, will definitely appeal to small businesses with needs today such as accounting and HR, and allows additional applications to be added as companies grow.”

New “Start” Application Suite:
Smart Online’s “Start” package empowers new business owners with the applications and tools needed to efficiently start their businesses. This package is now available for a monthly subscription fee of $29.95 for the first three users; additional users can be added for $3.00 each per month. A free one month trial is available to first time users. The “Start” package includes:

Unified Dashboard Incorporation Service (additional fee) Business & Government Forms Business Letters	Accounting Application Calendar Application Contact Management Application Business Plan Application

New “Grow” Application Suite:
Smart Online’s “Grow” package is ideal for small businesses that are expanding and adding new employees, customers or increasing sales activities. This package is now available for a monthly subscription fee of $49.95 for the first five users; additional users can be added for $5.00 each per month. A free one month trial is available to first time users. Planned additions to the “Grow” package include Sales Force Automation, Customer Relationship Management and eCommerce applications. The “Grow” package includes:

Unified Dashboard	Calendar Application
Human Resource Application	Contact Management Application
Accounting Application	Business Tools –16 Applications, Tools, and Services
Sales Force Automation (2006)	Customer Relationship Management (2006)

eCommerce Application (2006)

About Smart Online’s OneBizSM Platform
Today’s small businesses require a cost-effective, efficient and easy-to-use method of managing daily business operations so they can focus on decision-making and revenue generation. Smart Online’s OneBizSM Platform is a comprehensive, Web-native business suite that assists organizations to operate more efficiently through the use of integrated applications. Business owners and dispersed workgroups can access a simple-to-use, customizable “Dashboard” for a single view of daily business activities and integrated business applications and workflow modules. Small companies can be empowered with secure access to their real-time business information, helping them gain managerial control of their business from a single online location, accessible at any time, from anywhere.

About Smart Online Inc.
Smart Online Inc. (OTCBB: SOLN) is a pioneer of Web-native applications for the small business market, converting its business applications to a Software-as-Services (SaS) Web delivery model in 1999. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and private-labels its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label Smart Online’s applications on their Web sites to assist their customers in running businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

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Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other names belong to their respective owners.

Forward Looking Statements
Statements in this press release that are “forward-looking statements,” which include plans for products, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions and product announcements by other companies. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factor Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All information in this press release is as of November 14, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.